UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 12, 2018

ANTARES PHARMA, INC.

(Exact name of registrant specified in its charter)

Delaware	1-32302	41-1350192
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Princeton South, Suite 300, Ewing, NJ		08628
(Address of principal executive offices)		(Zip Code)

(609) 359-3020

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On December 12, 2018, the Board of Directors (the “Board”) of Antares Pharma, Inc. (the “Company”) increased the size of the Board to eight members and, upon the recommendation of the Governance and Nominating Committee of the Board, appointed Peter Greenleaf to the Board as a Class I Director. Mr. Greenleaf’s term will expire at the Company’s 2020 Annual Meeting of Stockholders.

Mr. Greenleaf will be compensated pursuant to the Company’s non-employee director compensation plan as disclosed in the Company’s Proxy Statement on Schedule 14A for the 2018 Annual Meeting of Stockholders (the “Proxy Statement”) including, without limitation, an initial grant of options to purchase 20,000 shares of the Company’s common stock at an exercise price per share that is equal to the closing price per share of the Company’s common stock on the date of the grant.  Mr. Greenleaf also will enter into an indemnification agreement with the Company substantially in the form used for other directors as disclosed in the Proxy Statement.

There is no arrangement or understanding between Mr. Greenleaf and any other persons pursuant to which Mr. Greenleaf was appointed to serve as a director of the Company.  There are no relationships between Mr. Greenleaf and the Company that would require disclosure pursuant to Item 404(a) of Regulation S-K.

A copy of the Company’s press release announcing the appointment of Mr. Greenleaf to the Board is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release dated December 13, 2018

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANTARES PHARMA, INC.

Date:	December 13, 2018	By:	/s/ Peter J. Graham
		Name:	Peter J. Graham
		Title:	Executive Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary